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                                                                     EXHIBIT 5.1


                 [LETTERHEAD OF VINSON & ELKINS APPEARS HERE]


                                August 24, 1995


BancTec, Inc.
4435 Spring Valley Road
Dallas, Texas 75244

Ladies and Gentlemen:

     This firm has acted as counsel for BancTec, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933, as amended (the "Act"), of 9,200,000 shares of common stock, par value $.01 per share (the "Shares"), of the Company pursuant to the Company's Registration Statement on Form S-4 (File No. 33-60391) filed with the Securities and Exchange Commission (the "Commission") on June 20, 1995, as amended through the date hereof (the "Registration Statement").

     In reaching the opinions set forth herein, this firm has examined and is familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for purposes of this opinion, including
(i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, and
(iii) the By-Laws of the Company.

     This firm has assumed that (i) all information contained in all documents reviewed by this firm is true, correct and complete, (ii) all signatures on all documents reviewed by this firm are genuine, (iii) all documents submitted to this firm as originals are true and complete, (iv) all documents submitted to this firm as copies are true and complete copies of the originals thereof, and
(v) all persons executing and delivering originals or copies of documents examined by this firm were competent to execute and deliver such documents. In addition, we have assumed that (i) the Shares will be issued in accordance with that certain Agreement and Plan of Merger dated May 19, 1995, by and between the Company, BTEC Merger Subsidiary, Inc. and Recognition International Inc. (the "Merger Agreement") as described in the Registration Statement and (ii) certificates evidencing the Shares shall be properly executed and delivered by the Company in accordance with the Merger Agreement and the Delaware General Corporation Law (the "DGCL").

     Based on the foregoing and having due regard for the legal considerations this firm deems relevant, this firm is of the opinion that the Shares, when issued in accordance with the Merger Agreement, will be validly issued by the Company, fully paid and non-assessable.